                  SUBSCRIPTION AGREEMENT, dated as of June 15, 1999 (this "Agreement"), between SPS International Holdings, Inc., a Delaware corporation (the "Company"), and the individual named on the signature page hereto (the "Stockholder").

                  WHEREAS, concurrently herewith, the Company, SPS Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("Acquisition"), and CPI Corp., a Delaware corporation ("CPI"), are entering into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") pursuant to which, among other things, Acquisition agrees to merge (the "Merger") into CPI;

                  WHEREAS, as a condition to their willingness to enter into the Merger Agreement, the Company and Acquisition have required the Stockholder and certain other Management Investors referred to below to enter into this Agreement and the Stockholders Agreement dated as of the date hereof (the "Stockholders Agreement");

                  WHEREAS, as of the date hereof, Stockholder beneficially owns directly or indirectly shares of CPI common stock, par value $0.40 per share (the "CPI Common Stock");

                  WHEREAS, pursuant to a plan and arrangement between American Securities Partners II, L.P. and American Securities Partners II(B), L.P. (collectively, "ASP") and the Management Investors referred to below the Company is being formed with ASP contributing cash and each Management Investor contributing shares of CPI Common Stock (the "Rollover Shares") having a value equal to the Merger Consideration (as defined in the Merger Agreement) multiplied by the number of Rollover Shares (the "Rollover Shares Value") and cash (the "Cash Consideration") in exchange for shares of common stock of the Company, par value $.01 per share (the "Common Stock") in a transaction intended by the parties to be governed by Section 351 of the Internal Revenue Code of 1986, as amended;

                  WHEREAS, the Stockholder also owns options to purchase CPI Common Stock (the "Rollover Options") having an aggregate value equal to the excess of the Merger Consideration over the exercise price of all such Rollover Options multiplied by the number of Rollover Options having such exercise price being converted into Company Options, as hereinafter defined, (the "Rollover Options Value", and together with the Rollover Shares Value and the Cash Consideration, the "Aggregate Consideration") which the Stockholder intends to convert into options to purchase Common Stock (the "Company Options");

                   WHEREAS, the Stockholder has agreed that the Aggregate Consideration to be contributed by him or her will be at least equal to the value set forth on Schedule I attached hereto (the "Minimum Aggregate Consideration");

                  WHEREAS, Stockholder has agreed, among other things, to vote the number of shares of CPI Common Stock owned directly or indirectly by him or her listed on Schedule II hereto in favor of the approval and adoption of the Merger (collectively, the "Shares"); and

                  WHEREAS, this Agreement is one of several agreements being entered into by the Company on or after the date hereof with certain persons who are or will be key employees of the Company or one of its subsidiaries (collectively with the Stockholder, the "Management Investors");

                  NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                             EXCHANGE AND PURCHASE

                  1.1 Delivery of Rollover Shares. On the terms and subject to the conditions contained in this Agreement and the 351 transfer agreement in substantially the form attached hereto as Exhibit A (the "Transfer Agreement"), at the Closing (as defined in the Merger Agreement), the Stockholder shall deliver stock certificates (duly endorsed to the Company) evidencing the Rollover Shares to the Company.

                  1.2 Issuance and Delivery of Common Stock. On the terms and subject to the conditions contained in this Agreement and the Transfer Agreement, in consideration of the contribution and delivery of the Rollover Shares referred to in Section 1.1, the Company shall, at the Closing, issue to the Stockholder the number of shares of Common Stock (at a price per share equal to the price per share paid by ASP and its affiliates for Common Stock) equal in value to the Rollover Shares Value.

                  1.3 Conversion of Rollover Options. On the terms and subject to the conditions contained in this Agreement, at the Closing, all of the Rollover Options of the Stockholder shall automatically be converted into Company Options equal in value to the Rollover Options Value and with an exercise price per share of Common Stock determined by the Company and the Stockholder in good faith which will (i) preserve the excess, if any, of the Merger Consideration (as defined in the Merger Agreement) over the exercise price of the Rollover Options and (ii) minimize the dilution to be suffered by the non-management investors in the Company as of the Effective Time; provided, however, that in no event shall the exercise price for a Company Option be less per share than 30% of the price per share paid by ASP and its affiliates for Common Stock pursuant to Section 1.4 hereof. The Company Options will be subject to same terms and conditions as the Rollover Options except that the Company Options will be fully vested and their duration will be ten (10) years from the Effective Time.

                  1.4 Purchase of Common Stock. Pursuant to the terms and subject to the conditions set forth in this Agreement, the Stockholder hereby subscribes for and agrees to purchase, and the Company hereby agrees to issue and sell to the Stockholder, the number of shares of Common Stock, at a price per share equal to the price per share paid by ASP and its affiliates for Common Stock, having a value equal to the Cash Consideration.

                  1.5 Minimum Aggregate Consideration. At the Closing, the Aggregate Consideration contributed by Stockholder shall be at least equal to the Minimum Aggregate

Consideration. Stockholder shall provide written notice to the Company, no more than thirty (30) days after the signing of this Agreement, indicating the Rollover Shares Value, the Rollover Options Value and the amount of cash being contributed by him or her.


                                   ARTICLE II

                                    CLOSING


                  2.1 Time and Place The closing hereunder shall take place concurrently with the Closing of the Merger prior to the effective time of the Merger (the "Closing Date") and at such time as the Company shall direct on at least five business days' prior notice to the Stockholder and shall occur at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, or at such other place as the parties may mutually agree.

                  2.2 Delivery At the Closing, the Stockholder (or the Stockholder's representative) shall deliver to the Company (i) all stock certificates evidencing the Rollover Shares, (ii) documents and/or instruments representing the Rollover Options and (iii) the Cash Consideration by delivery of a certified check or by wire transfer in immediately available funds (which such Cash Consideration when added to the Rollover Shares Value and the Rollover Options Value shall be at least equal to the Minimum Aggregate Consideration).

                                  ARTICLE III

                  CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

                  3.1 Conditions to the Obligations of the Company. (a) The obligations of the Company under this Agreement shall be subject to the conditions that (i) the Stockholder shall have executed and delivered the Stockholders Agreement in substantially the form attached hereto as Exhibit A,
(ii) the representations and warranties of the Stockholder in Sections 4.2 and
4.3 of this Agreement shall be true and correct as of the Closing Date in all material respects, (iii) the Stockholder shall not have breached his obligations under Section 5 of this Agreement and (iv) all conditions to the obligation of the Company and Acquisition to consummate the Merger have been satisfied or waived.

                  3.2 Conditions to the Obligations of the Stockholder The obligations of the Stockholder under this Agreement shall be subject to the conditions that (i) the Company shall have executed and delivered the Stockholders Agreement and (ii) the representations and warranties of the Company in Section 4.1 of this Agreement shall be true and correct as of the Closing Date in all material respects.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PARTIES

                  4.1 Representations and Warranties of the Company. The Company represents and warrants to the Stockholder as follows:

                   (a) the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and the Stockholders Agreement and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement and the Stockholders Agreement has been duly authorized by all necessary corporate and legal action by the Company, and no other corporate proceeding by the Company is necessary for the execution, delivery and performance by the Company of this Agreement or the Stockholders Agreement. This Agreement and the Stockholders Agreement have been duly executed and delivered by the Company and, assuming they are duly executed and delivered by the Stockholder, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

                   (b) the Common Stock to be issued to the Stockholder pursuant to this Agreement, when issued and delivered in accordance with the terms hereof, will be duly and validly issued and, upon receipt by the Company of the Purchase Price therefor, will be fully paid and nonassessable with no personal liability attached to the ownership thereof and will not be subject to any preemptive rights under the Delaware General Corporation Law; and

                   (c) the execution, delivery and performance by the Company of this Agreement and the Stockholders Agreement will not (i) conflict with the certificate of incorporation or by-laws of the Company or any of its subsidiaries or (ii) result in any breach of any terms or conditions of, or constitute a default under, any contract, agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or (iii) conflict with or violate any law, rule, regulation, ordinance, writ, injunction, judgment or decree applicable to the Company or any of its subsidiaries or by which any of their assets may be bound or affected.

                  4.2 Representations, Warranties and Covenants of the Stockholder. The Stockholder represents and warrant to the Company as follows:

                  (a) Competency; Power; Enforceability; Noncontravention. The Stockholder is competent to and has sufficient capacity to execute and deliver this Agreement and the Stockholders Agreement and to perform his obligations hereunder and thereunder. This Agreement and the Stockholders Agreement have been duly executed and delivered by the Stockholder.

                  (b) Assuming the due execution and delivery of this Agreement and the Stockholders Agreement by the Company, this Agreement and the Stockholders Agreement constitute valid and binding obligations of the Stockholder, enforceable against the Stockholder in accordance with their terms.

                  (c) The execution, delivery and performance of this Agreement and the Stockholders Agreement by the Stockholder will not (i) conflict with or violate any law, rule, regulation, ordinance, writ, injunction, judgment or decree applicable to the Stockholder or by which any of his assets may be bound or affected or (ii) result in any breach of any terms or conditions of, or constitute a default under, any contract, agreement or instrument to which the Stockholder is a party or by which the Stockholder is bound.

                  (d) Investment Intention; No Resales. The Stockholder hereby represents and warrants that he is acquiring the Common Stock for investment solely for his own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof. The Stockholder agrees and acknowledges that he will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any shares of Common Stock, or solicit any offers to purchase or otherwise acquire or pledge any shares of Common Stock, unless such offer, transfer, sale, assignment, pledge, hypothecation or other disposition complies with the provisions hereof and of the Stockholders Agreement.

                  (e) Common Stock Unregistered. The Stockholder acknowledges and represents that he has been advised by the Company that:

                  (1) the offer and sale of the Common Stock have not been and will not be registered under the Securities Act;

                  (2) the Common Stock must be held indefinitely and the Stockholder must continue to bear the economic risk of the investment in the Common Stock unless the offer and sale of such Common Stock is subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available;

                  (3) there is no established market for the Common Stock and it is not anticipated that there will be any public market for the Common Stock in the foreseeable future;

                  (4) Rule 144 promulgated under the Securities Act is not presently available with respect to the sale of any securities of the Company, and, except as set forth in the Stockholders Agreement, the Company has made no covenant to make such Rule available;

                  (5) when and if shares of Common Stock may be disposed of without registration under the Securities Act in reliance on Rule 144, such disposition can be made only in limited amounts in accordance with the terms and conditions of such Rule;

                  (6) if the Rule 144 exemption is not available, public offer or sale of Common Stock without registration will require compliance with some other exemption under the Securities Act;

                  (7) if any shares of Common Stock are at any time disposed of in accordance with Rule 144, the Stockholder will deliver to the Company at or prior to the time of such disposition an executed Form 144 (if required by Rule 144) and such other documentation as the Company may reasonably require in connection with such sale;

                  (8) a restrictive legend in the form set forth in the Stockholders Agreement shall be placed on the certificates representing Common Stock; and

                  (9) a notation shall be made in the appropriate records of the Company indicating that the Common Stock is subject to restrictions on transfer and, if the Company should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Common Stock.

                  4.3 Additional Investment Representations. The Stockholder represents and warrants that:

                  (a) Ownership of Rollover Shares and Rollover Options. The Stockholder (or accounts or trusts controlled or beneficially owned by Stockholder) is the owner of the Rollover Shares and the Rollover Options and has the power to dispose of the Rollover Shares and Rollover Options. To Stockholder's knowledge, the Rollover Shares are validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof. On the date hereof, the Rollover Shares are owned of record and beneficially by Stockholder. Stockholder has sole voting power and sole power of disposition with respect to all of the Rollover Shares, with no restrictions, subject to applicable federal securities laws, on Stockholder's rights of disposition pertaining thereto. On the date hereof, Stockholder has, and on the date of any Closing hereunder Stockholder will have, good, valid and marketable title to the Rollover Shares and Rollover Options free and clear of all claims, liens, encumbrances, security interests and charges of any nature whatsoever (other than the encumbrance created by this Agreement), and shall not be subject to any preemptive right of any stockholder of CPI. The contribution of the Rollover Shares to Company hereunder will transfer to Company good, valid and marketable title to the Rollover Shares, free and clear of all claims, liens, encumbrances, security interests and charges of any nature whatsoever.

                  (b) the Stockholder's financial situation is such that he can afford to bear the economic risk of holding the Common Stock for an indefinite period of time, has adequate means for providing for his current needs and personal contingencies, and can afford to suffer a complete loss of his investment in the Common Stock;

                  (c) the Stockholder's knowledge and experience in financial and business matters are such that he is capable of evaluating the merits and risks of the investment in the Common Stock, as contemplated by this Agreement;

                  (d) the Stockholder understands that the Common Stock is a speculative investment which involves a high degree of risk of loss of his investment therein, there are substantial restrictions on the transferability of the Common Stock and, on the Closing Date and for an indefinite period following the Closing, there will be no public market for the Common Stock and, accordingly, it may not be possible for the Stockholder to liquidate his investment in case of emergency, if at all;

                  (e) the terms of the Stockholders Agreement provide that in the event that the Stockholder ceases to be an employee of CPI, the Company, ASP (as defined in the Stockholders Agreement) and their designated affiliates have the right to repurchase the Common Stock at a price which may, in certain circumstances, be less than the fair market value of such stock;

                  (f) the Stockholder understands and has taken cognizance of all the risk factors related to the purchase of Common Stock and, other than as set forth in this Agreement, no representations or warranties have been made to the Stockholder or his representatives concerning the Common Stock or the Company, its subsidiaries or their prospects or other matters;

                  (g) in making his decision to purchase the Common Stock hereby subscribed for, the Stockholder has relied upon independent investigations made by him or her and, to the extent believed by the Stockholder to be appropriate, his representatives, including his own professional, financial, tax and other advisors;

                  (h) the Stockholder has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the Company and its subsidiaries and the terms and conditions of the purchase of the Common Stock and to obtain any additional information, in each case as the Stockholder or his representatives deems necessary;

                  (i) all information which the Stockholder has provided to the Company and its representatives concerning the Stockholder and his financial position is complete and correct as of the date of this Agreement; and

                  (j) the Stockholder is an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act.


                                   ARTICLE V

                    AGREEMENTS RELATING TO CPI COMMON STOCK

                  5.1 Voting of Shares. The Stockholder hereby agrees, so long as the Merger Agreement has not been terminated, to vote all Shares (a) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby and (b) against any action or agreement that would result in a breach of any representation, warranty, covenant or agreement of the Company contained in the Merger Agreement or would impede, interfere with, delay or prevent the consummation of the Merger or the purchase of shares of CPI Common Stock by Acquisition. The Stockholder shall not, so long as the Merger Agreement has not been terminated, purport to vote (or execute a written consent with respect to) Shares other than in accordance with this Agreement or grant any proxy or power of attorney with respect to Shares, deposit any Shares into a voting trust, or enter into any agreement, arrangement or understanding with any person (other than this Agreement), directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of Shares, or agree to do any of the foregoing.

                  5.2 Disposition of Shares. The Stockholder shall not, so long as the Merger Agreement has not been terminated, sell, transfer or otherwise dispose of, pledge or otherwise encumber, any Shares after the date hereof (except as provided for in this Agreement), or agree to do any of the foregoing.

                  5.3 Stop Transfer Order. The Stockholder hereby agrees to cause CPI's transfer agent to be notified that there is a stop transfer order with respect to all Shares so long as the Merger Agreement has not been terminated.

                                   ARTICLE VI

                                 MISCELLANEOUS

                  6.1 Recapitalizations, Exchanges, Etc., Affecting Common Stock. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Common Stock, to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution for Common Stock, by reason of any stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise. Upon the occurrence of any of such events, amounts hereunder shall be appropriately adjusted, in good faith, by the Board of Directors of the Company.

                  6.2 Stockholder's Employment by the Company. Nothing contained in this Agreement shall be deemed to obligate the Company or any subsidiary of the Company to employ the Stockholder in any capacity whatsoever or to prohibit or restrict the Company (or any such subsidiary) from terminating the employment, if any, of the Stockholder at any time or for any reason whatsoever, with or without Cause (as defined in the Stockholders Agreement), it being understood that this Section 6.2 shall have no effect on any separate written employment agreement between Stockholder and CPI.

                  6.3 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. No assignment of any of the rights or obligations of the Stockholder shall be permitted except as expressly contemplated hereby; any purported assignment in violation of this provision shall be null and void ab initio.

                  6.4 Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the parties hereto. No waiver by either party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.

                  6.5 Governing Law. This Agreement shall be governed by and construed in all respects under the laws of the State of New York. Any action to enforce which arises out of or in any way relates to any of the provisions of this Agreement may be brought and prosecuted in such court or courts located within the State of New York as provided by law; and the parties consent to the jurisdiction of such court or courts located within the State of New York and to service of process by registered mail, return receipt requested, or by any other manner provided by New York law.

                  6.6 Notices. Any notices or communications permitted or required hereunder shall be deemed sufficiently given if hand-delivered, or sent by (x) registered or certified mail return receipt requested, (y) telecopy or other electronic transmission service (to the extent receipt is confirmed) or (z) by overnight courier, in each case to the parties at their respective addresses and telecopy numbers set forth below, or to such other address of which any party may notify the other party in writing.

                  (a)  If to the Company, to it at the following address:

                           SPS  International Holdings, Inc.
                           c/o American Securities Capital Partners, L.P. 122 East 42nd Street
                           Suite 2400
                           New York, NY 10168
                           Attention:  Mark Bandeen
                           Telecopy:  (212) 697-5524

                           with a copy to:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York  10017
                           Attention:  Richard Capelouto, Esq.
                           Telecopy:  (212) 455-2502

                  (b) If to the Stockholder, to him or her at the address or telecopy number as shown on the stock register of the Company.

                  6.7 Integration. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

                  6.8 Counterparts. This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                  6.9 Injunctive Relief. The Stockholder, on behalf of Stockholder and his permitted transferees, and the Company, on its own behalf and on behalf of its successors and assigns, each acknowledges and agrees that a violation of any of the terms of this Agreement will cause the other irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that the Company or the Stockholder, as the case may be, shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it or he may be entitled at law or equity.

                  6.10 Rights to Negotiate. Nothing in this Agreement shall be deemed to restrict or prohibit the Company from purchasing shares of Common Stock from the Stockholder at any time upon such terms and conditions and at such price as may be mutually agreed upon between the Company and the Stockholder, whether or not at the time of such purchase circumstances exist which specifically grant the Company the right to purchase, or the Stockholder the right to sell, shares of Common Stock pursuant to the terms of this Agreement or the Stockholders Agreement.

                  6.11 Rights Cumulative; Waiver. The rights and remedies of the Stockholder and the Company under this Agreement shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party's other or further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                                        SPS International Holdings, Inc.



                                        By:
                                            --------------------------------
                                            Name:
                                            Title:

                                   Schedule I
                                   ----------


                        Minimum Aggregate Consideration
                        -------------------------------

                                  Schedule II
                                  -----------

                  Shares Committed to be Voted by Stockholder
                  -------------------------------------------
         (and not to be transferred prior to the Closing of the Merger)

                                      None